Sangamo BioSciences Reports Second Quarter 2015 Financial Results

RICHMOND, Calif., Aug. 5, 2015 /PRNewswire/ -- Sangamo BioSciences, Inc. (NASDAQ: SGMO) today reported its second quarter 2015 financial results and accomplishments.

For the second quarter ended June 30, 2015, Sangamo reported a consolidated net loss of $12.1 million, or $0.17 per share, compared to a net loss of $7.0 million, or $0.10 per share, for the same period in 2014. As of June 30, 2015, the Company had cash, cash equivalents, marketable securities and interest receivable of $218.6 million.

Revenues for the second quarter of 2015 were $8.4 million, compared to $10.4 million for the same period in 2014. Second quarter 2015 revenues were generated from the Company's collaboration agreements with Shire International GmbH (Shire), Biogen Inc. (Biogen), enabling technology agreements and research grants. The revenues recognized for the second quarter of 2015 consisted of $7.8 million in collaboration agreements and $0.6 million in research grants, compared to $9.7 million and $0.7 million, respectively, for the same period in 2014.

The decrease in collaboration agreement revenues was primarily due to a decrease in revenues under the Company's collaboration and license agreement with Shire, partially offset by an increase in revenues from the collaboration and licensing agreement with Biogen. In the second quarter of 2015, Sangamo recognized $3.9 million of revenues related to research services performed under the collaboration agreement with Shire, and $1.7 million of revenues related to research services performed under the collaboration agreement with Biogen. In addition, pursuant to the agreements entered into with Shire in January 2012 and Biogen in January 2014, Sangamo received upfront payments of $13.0 million and $20.0 million, respectively. These payments are being recognized on a straight-line basis over the initial six-year research term for Shire and approximately 40 months for Biogen. The Company recognized $0.5 million of the Shire upfront payment and $1.5 million of the Biogen upfront payment as revenue for the second quarter of 2015.

Research and development expenses were $15.6 million for the second quarter of 2015, compared to $13.5 million for the same period in 2014. The increase in research and development expenses was primarily due to the expansion of the technical operations group in order to manage third-party manufacturing relationships, improve internal process development and enhance the Company's overall manufacturing capabilities. This expansion resulted in increased personnel expenses, including stock-based compensation, due to increased headcount as well as higher facilities and lab supply expenses to support operations.

General and administrative expenses were $5.0 million for the second quarter of 2015, compared to $4.0 million for the same period in 2014. The increase was primarily due to increases in professional services expenses and personnel-related expenses, including stock-based compensation.

Total operating expenses for the second quarter of 2015 were $20.6 million, compared to $17.4 million for the same period in 2014.

Six Months Results
For the six months ended June 30, 2015, the consolidated net loss was $17.4 million, or $0.25 per share, compared to a consolidated net loss of $14.6 million, or $0.22 per share, for the six months ended June 30, 2014. Revenues were $21.8 million for the first half of 2015, compared to $18.5 million for the same period in 2014. Total operating expenses were $40.3 million for the first half of 2015, compared to $33.2 million for the first half of 2014.

Recent Events

  Consolidation of ZFP Therapeutic Strategy for Hemoglobinopathies Program in Beta-Thalassemia and Sickle Cell Disease. In May 2015 Sangamo announced the consolidation of development paths for its zinc finger nuclease (ZFN)-mediated genome editing programs targeting beta-thalassemia and sickle cell disease (SCD), which are being developed under the agreement with Biogen. This decision, made by the Biogen-Sangamo Joint Steering Committee, was based on preclinical data that support the development of a second generation approach (BCL11A Enhancer strategy) to increase levels of fetal globin as a potentially curative strategy for these diseases. We expect to file new Investigational New Drug (IND) applications for these programs in 2016.
  Presentation of Data at the 2015 Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT). Sangamo presented eighteen abstracts, including featured presentations in the Presidential Symposium and Clinical Trial Spotlight session, at the 18th Annual ASGCT Meeting held in May 2015. The presentations included data from Sangamo's therapeutic and research programs in HIV/AIDS, hemoglobinopathies, lysosomal storage disorders (LSDs) and other monogenic diseases, cancer immunotherapy, and advancements in the Company's delivery technology.
    Updated data were presented from subjects treated in Cohort 3* of Sangamo's SB-728-1101 clinical trial, who received a T-cell product containing both CCR5-modified CD4 and CD8 T-cells. Two of the three subjects have demonstrated significant control of viral load during a treatment interruption (TI) from antiretroviral therapy (ART), one to levels that are quantifiable but considered to render the subject non-infectious and one who demonstrated a one log drop from peak viral load after a delayed onset of viremia. Both subjects remain off ART and on TI.
    Sangamo scientists also presented new preclinical data from the hemoglobinopathies program, partnered with Biogen, demonstrating the effectiveness of knocking out the BCL11A Enhancer in hematopoietic stem and progenitor cells (HSPCs) to increase fetal globin levels specifically in red blood cell precursors.
    Additionally, data from the Company's proprietary ZFP Therapeutic programs in LSDs provided proof of concept for Sangamo's In Vivo Protein Replacement Platform (IVPRP).  The data demonstrated durable expression of functional enzyme sufficient to correct biomarkers of disease in mouse models of MPS I (Hurler syndrome) and MPS II (Hunter syndrome).
  Internal Organization. Sangamo promoted Michael Holmes, Ph.D., to Vice President of Research from Vice President of Research-Genome Editing.  Dr. Holmes, who has been with the company for fourteen years, is a co-developer of Sangamo's ZFN genome editing platform and currently directs the Company's IVPRP programs.  In addition, Curt Herberts has been promoted to Vice President of Corporate Development from Senior Director of Corporate Development and Strategy.  Mr. Herberts has responsibility for implementation of Sangamo's corporate development strategy including in-licensing of complementary technologies and negotiating therapeutic collaborations and partnerships.

Financial Guidance for 2015
The Company reiterates its earlier guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $180 million at the end of 2015, inclusive of research funding from Biogen and research funding and certain milestone payments from Shire, but exclusive of funds arising or received from any additional new collaborations or partnerships, equity financings or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $60 million to $70 million in 2015, inclusive of research funding from Biogen and research funding and certain milestone payments from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $100 million to $110 million for 2015.

Conference Call
Sangamo will host a conference call today, August 5, 2015, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to the rest of 2015.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 69924381. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on August 5, to 11:59 p.m. ET on August 12, 2015. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 69924381.

About Sangamo
Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has a Phase 2 clinical program to evaluate the safety and efficacy of novel ZFP Therapeutics® for the treatment of HIV/AIDS (SB-728). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia A and B, and Huntington's disease, and with Biogen Inc. for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, and revenue, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, revenue recognition and achievement of research milestones, the filing of INDs and objectives under collaboration agreements with Biogen and Shire, and enrollment of subjects in clinical trials. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, the ability to establish strategic partnerships and changes to and difficulties encountered under collaboration agreements. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Statement of Operations Data:
Revenues
Collaboration agreements	$ 7,801	$ 9,721	$ 20,472	$ 17,289
Research grants	557	664	1,377	1,212
Total revenues	8,358	10,385	21,849	18,501

Operating expenses:
Research and development	15,618	13,460	30,598	25,543
General and administrative	5,017	3,972	9,749	7,616
Total operating expenses	20,635	17,432	40,347	33,159
Loss from operations	(12,277)	(7,047)	(18,498)	(14,658)
Interest and other income, net	151	66	305	105
Loss before taxes	(12,126)	(6,981)	(18,193)	(14,553)
Provision income tax	-	-	748	-
Net loss	$ (12,126)	$ (6,981)	$(17,445)	$(14,553)
Basic and diluted net loss per common share	$ (0.17)	$ (0.10)	$ (0.25)	$ (0.22)

Shares used in computing basic and diluted net loss per common share	69,684	67,980	69,485	65,603

SELECTED BALANCE SHEET DATA
	June 30, 2015	December 31, 2014
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 218,571	$ 226,645
Total assets	229,948	243,212
Total stockholders' equity	199,944	206,633

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., (510) 970-6000, x271, or Varant Shirvanian, (510) 970-6000, x205